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EXHIBIT 99.2    DISCUSSION, QUESTIONS AND ANSWERS

RADNET, INC.
SECOND QUARTER 2008 EARNINGS
AUGUST 11, 2008

OPERATOR:               Please stand by; we're about to begin. Good day, ladies
and gentlemen, and welcome to the RadNet, Inc. Second Quarter 2008 Earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time on how to queue up for questions. I would like to remind everyone today's conference is being recorded.

                        And now I would like to turn the conference over to your host, Mr. Andrew Greenbaum. Please go ahead, sir.

ANDREW GREENBAUM:       Thank you and good morning. One quick important
announcement that Mark Stolper, RadNet's CFO, cannot be with us this morning because, happily, he and his wife had their second child earlier this morning so a big congratulations to them, but as mentioned, he won't be with us.

                        Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's second quarter 2008 earnings results. On the call from the Company today will be Howard Berger, Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

                        Before we begin, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10-K for the 12-month period ended October 31st, 2007; 10-KT for the two-month period, transition period ended December 31st, 2006; 10-K for the 12-month period ended December 31st, 2007; and 10-Qs for the three-month period ended March 31, 2007; June 30th, 2007; September 30th, 2007; and March 31, 2008, as filed with the SEC.

                        And with that, I'd like to turn the call over to Dr. Howard Berger.

DR. HOWARD BERGER:      Thank you, Andrew. Good morning, everybody, and thank
you for joining us today. Before I start, I would also like to add congratulations to Mark Stolper and his wife, Tracy, who delivered their second baby boy about an hour and a half ago, and mother and baby are doing fine, and I'm sure all of you who are familiar with Mark would like to extend his, your congratulations on behalf of the Company, along with us. So I apologize for Mark's absence but it's for a very good cause.

                        Today I plan to provide you with highlights from our second quarter 2008 results, reaffirm our financial guidance for full year 2008 and discuss in more detail some of our recently announced initiatives and their future contributions to our Company's growth. After the prepared remarks, we will open the call to your questions. I'd like to thank you, again, for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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                        Many of you have heard us discuss the numerous
acquisitions and initiatives we pursued over the last six months. We were very active during the prior two quarters, focusing on positioning our Company for the future. This quarter was no exception. Our industry continues to be a dynamic one that is going through significant transition. The transition I speak about is a transition from an industry that has been dominated by mostly small independent operators to one where scale, multi-modality offerings and operating acumen, as it will continue to be of paramount importance for our success.

                        Prior to the Deficit Reduction Act, operators were not as challenged to have efficient cost structures or have particularly strong volumes to survive. In the past, capital was inexpensive and readily available. Reimbursement was sufficient. All this changed with the introduction of the DRA last year, and the paradigm of success in our industry has changed with it. Our team at RadNet has worked extremely hard over the last year and a half to position us as one of the few companies likely to be successful in the coming years in our industry. We have focused on growing and consolidating our existing markets; this has included the acquisition of smaller players in our markets, the expansion of existing centers and the building or repositioning of certain centers to focus on new opportunities we are pursuing, such as women's health and interventional radiology.

                        We have stayed true to our multi-modality approach and our commitment to providing a one-stop shop to our referring physician and patient communities. We have deepened and broadened our relationship with our radiologist partners, some of whom compromise some of the largest and most capable groups in the country. We have refined and expanded the capitation model with our medical group partners in California, and we are in late stage negotiations to add new capitation contracts to our operations. We have made substantial investments to upgrade our equipment across the Company, including that of the businesses we have acquired in the last 12 months. This has included upgrading our sites with newer technology and attending to all of our acquired companies deferred capital needs. We have been fully committed to digital technologies, such as x-ray and mammography. By the end of 2008 our Company should be substantially fully digital in all modalities.

                        We have invested heavily in the information technology infrastructure, which we believe is a requirement as we continue to grow. This includes our migration to one teleradiology networking system, otherwise known as PACS, which should be completed towards year and our conversion to a unified billing system, which we completed last year. We have increased our capital base, even at times when it was expensive to do so. We've raised $60 million into our existing credit facilities and have employed the use of capital leases to make our capital investments in the last 12 months.

                        All of these account (inaudible) were the result of objectives we've pursued to position ourselves for future success. In addition to stretching our management team with numerous operational objectives, our business plan has required significant capital investment. As such, we made difficult choices along the way, including the decision to raise additional capital in a very unfavorable credit market, resulting in our debt becoming more expensive. We did so because we recognized that the opportunities we had and continue to have in front of us are too important and attractive. And at this point we have been able to accomplish all of these objectives without diluting any of our shareholders through the raising of equity capital.

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                        This quarter's results begin to reflect some of the
progress from our strategy and investments. In Mark's absence, I will also review the significant revenue and EBITDA improvement in the aggregate and on same center basis over the last year's corresponding quarter, as well as the first quarter of this year. When we issued our 2008 full-year guidance in conjunction with our fourth quarter 2007 results, we anticipated 2008 performance to ramp up throughout the year. Our second quarter results show that we are now on pace to meet our 2008 full-year guidance.

                        Last quarter I used the term inflection point to describe where we were as a company. This referred to the fact that I believe that our financial results did not yet reflect the contribution from many of our recent initiatives and acquisitions. I now believe, as illustrated from the second quarter results, we have begun to realize a portion of the benefits of our hard work and have started to move along our anticipated ascending curve. We are eagerly looking forward to the coming quarters when we believe further contributions from our efforts will be realized.

                        We accomplished a great deal in the second quarter, included the some, included some of the following noteworthy achievements: One, we completed the integration of our digital mammography upgrade program in Maryland and Delaware. In the second quarter we began to see increased volume resulting from greater scanning capacity and throughput from these conversions. We also began to receive the anticipated increased reimbursement for the digital mammograms. Our physician partners are continually becoming more comfortable with the interpretation, manipulation and management of the digital studies.

                        Two, completed the acquisition of six southern California imaging centers from InSight Health Corp. Four of the six centers were uniquely positioned in markets we already had significant presence and provided us unique consolidation opportunities on which we executed in this quarter. In the case of two in the Conejo Valley, the InSight facilities were able to be closed and most of that revenue was moved to existing RadNet facilities. We then redeployed much of that InSight equipment from these closed centers into the recently acquired Delaware centers, which were in need of upgrade.

                        Three, we completed the acquisition of Simi Valley Advanced Medical Center, a southern California-based multi-modality imaging center, into which we consolidated another recently acquired InSight facility in the same market. By moving the InSight revenue to this newly acquired facility, we eliminated the vast majority of the operational cost of the center and redeployed the InSight center equipment to another RadNet center in need of upgrade.

                        Four, we purchased a long-standing successful mammography practice in Van Nuys, California and moved it into our newly acquired InSight facility in Encino, California. In conjunction with this, we repositioned the center as a fully digital women's center. This women's center gives us mammography and related capabilities in a market where we currently offered all the other modalities.

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                        Five, completed the acquisition of an open MRI center in
Ellicott City, Maryland. Although small in scale, the facility provides us capacity in the form of an open MRI, which we had not offered to date in that particular market.

                        Six, became operational in three new centers which replaced older and outdated facilities which were restricting growth opportunities in several key markets.

                        Seven and most recently, subsequent to the quarter end, completed our first tuck-in acquisition in Delaware since purchasing our Papastavros platform company last quarter. This acquisition of the neurosciences imaging center in Newark, Delaware gives us new subspecialty capabilities in this market and is located in a medical complex which houses the largest physician practices of neurologists and neurosurgeons in the State of Delaware. The acquisition further eliminates our need to upgrade a nearby MRI scanner, thus decreasing future capital expenditure requirements. In addition, we will upgrade the existing CT unit at that center to a PET/CT scanner, which will be available to service the expanding need for leading edge functional PET neuro imaging used in the diagnostic evaluation of degenerative brain diseases, such as Alzheimer's, as well as routine oncologic PET/CT applications in that market.

                        A common theme in many of these accomplishments is the concept of eliminating unnecessary capacity in our markets and consolidating scan volume into fewer, busier centers. In addition to eliminating competitors, when we consolidate acquired businesses into other RadNet centers, we eliminate the vast majority of the cost associated with the acquired revenue. A further benefit is that we can relocate acquired equipment to other RadNet facilities, eliminating otherwise scheduled capital expenditures. We plan to continue to employ these consolidation strategies in the future as we see more and more of these types of opportunities.

                        Recent reimbursement and regulatory news has been favorable from both government and private payers. The passing of the Medicare Improvements for Patient and Providers Act in July replaced the scheduled 10.4% cut to the Medicare physician fee schedule with a 0.5% increase for the remainder of 2008. Additionally, the Act will require the accreditation of imaging centers by 2012, clearly designed to address the need to weed out low-quality providers and those employing self-referral arrangements.

                        Furthermore, in late July the Center for Medicare and Medicaid services, otherwise known as CMS, proposed the 2009 Medicare fee schedule, which incorporates a slight increase in imaging rates, for next year. Additionally, CMS proposed hospital outpatient rates, otherwise known as HOPS, that are slightly favorable to RadNet in 2009. Like CMS, we are observing that private payers are increasingly focused on stopping the abuses of self-referral and block-leasing arrangements through the creation of more strict pre-authorization processes and credentialing. As an example, United Health's credentialing program is scheduled to go into effect later this year. We believe the trend to control overutilization in certain abusive imaging centers, settings will continue and will ultimately have a positive impact on our volumes in the future.

                        At this time, I would have passed over the conference call to Mark to discuss the highlights of our second quarter, but in his absence, I'm sure I'll do a somewhat inadequate job but my best to carry on in his behalf. I'm going to briefly review our second quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance.

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                        In my discussion I will use the term, adjusted EBITDA,
which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash extraordinary and one-time events taken place during the period. With that said, I'd like to review our second quarter results.

                        For the quarter ended June 30th, RadNet reported revenues of 127.4 million. Revenue increased 19.1% from 107 million from the same quarter in 2007. Adjusted EBITDA during the second quarter of 2008 was 25.7 million. Adjusted EBITDA increased 15.6% from 22.2 million from the same quarter in 2007. Overall during the quarter, we performed 771,374 total procedures as compared to 671,717 total procedures for the same period in 2007, an overall increase of 14.8%. MRI procedures increased 13.5%; CT procedures increased 10.4%; PET/CT procedures increased 16.3%; and routine imaging procedures, which includes x-ray, ultrasound, mammography and other exams, increased 15.6%.

                        On a same center basis, the metric we use to track organic volume growth, which measures sites only if they were open for the full periods in both 2008 and 2007, MRI procedures increased 4.9%; CT procedures increased 0.7%; PET/CT procedures increased 5.1%; and routine imaging procedures increased 3.1%. We are proud of our revenue and adjusted EBITDA performance and growth this quarter, not only because of the favorable comparison to the corresponding quarter of 2007, but because the quarter also represented a significant improvement over our results from the first quarter of 2008.

                        On a sequential quarter basis, revenue increased in the second quarter by 12.7 million or 11.1%. Adjusted EBITDA increased sequentially in the second quarter by 3.6%, excuse me, $3.6 million or 16.4%. This performer represents stronger organic volumes this quarter, as well as the contribution of recent initiatives, investments and acquisitions, including our digital mammography replacement program in our mid-Atlantic region, our breast oncology initiative, or BreastLink, and the acquisitions of Papastavros Group in Delaware and then the recently acquired centers in California from InSight Health.

                        Net loss for the second quarter of 2008 was 2.1 million or $0.06 a share loss as compared to a net gain of 1.2 million or $0.04 a share profit reported for the same quarter of 2007. Affecting 2008 net loss were certain non-cash expenses and one-time recurring items, including $690,000 non-cash gain on the fair value of interest rate hedges related to the Company's credit facilities; $693,000 of one-time expense related to payment of two settlements in business disputes; $579,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November, 2006, in connection with the Radiologix acquisition; and the incremental term loans revolving credit facilities arranged in August, 2007, and February, 2008; $602,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; and then 647,000 non-cash expense from impairment on disposal of end-of-life equipment.

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                        As compared to the same quarter last year, net income
was lower due to the increase in some of the items just mentioned above during the second quarter of 2008. Additionally, we continue to experience 2.7 million of additional interest expense, a result of higher interest rates on our increased amount of debt. Depreciation and amortization expense was greater in the second quarter of 2008 as compared to last year's quarter, due to a larger asset base resulting from acquisitions and capital expansion needs and from $647,000 impairment on the disposal of certain equipment during the current quarter.

                        With regards to some specific income statement accounts, interest expense for the second quarter of 2008 was approximately 12.5 million. This was negatively impacted by $579,000 of non-cash amortization and financing fees and positively impacted by $690,000 from non-cash gain related to the mark-to-market of an interest rate hedge. Interest expense was higher in general as compared to the same period last year, due to increased debt, predominantly from two incremental term loans closed in August, 2007, and February, 2008, which totaled $60 million in incremental capital leases.

                        For the second quarter of 2008, our provision for bad debt was $7.1 million or 5.6% of revenue. This is down from 6.4% for the same quarter last year. Bad debt expense has decreased as a percentage of revenue, partly as a result of the growth of imaging center revenue and improved collections. This, the growth from the hospitals dilutes the contribution of the billings interpreted by certain of our, which are performed by certain of our physician partners at several of our hospitals for which we only receive a management fee. Hospital settings regularly have bad debt expense that far exceeds that of free-standing imaging centers.

                        With regards to our balance sheet, as of June 30th, 2008, we had 478 million of debt. Included in this amount at June 30th, we had a balance of 12.3 million drawn on our $55 million revolving line of credit. Since December 31st, 2007, net accounts receivable increased approximately 13.5 million, resulting from increased business, acquisitions and the credentialing of new physician staffing. We had networking capital of 9.9 million at June 30th, 2008. During the second quarter we entered into capital leases of 3.6 million and repaid 4.7 million of notes and leases payable. We had cash capital expenditures net of dispositions of 8.4 million during the second quarter of 2008.

                        We are reaffirming our 2000 year-end guidance which are as follows: revenue, 470 million to 500 million; adjusted EBITDA, 100 to 150 million; capital expenditures, 15 to 20 million of maintenance expenditures, plus growth expenditures of up to 25 million; and cash interest expense of 46 to $52 million. Although we did not break out our guidance by quarter, as we said on the last conference call, we expected that revenues and adjusted EBITDA would increase as the year progresses. Our second quarter results illustrated this, and we are anticipating this trend to continue. This should be the result of the contributions from acquired operations and initiatives in progress that will come and, further online during the first - or that came online, excuse me, during the first two quarters and will come online during the remainder of 2008.

                        With regards to our liquidity and capital resources, in February, 2008, GE arranged for an incremental $75 million as part of our existing credit facilities. The incremental facility consisted of a $35 million as part of our second leading (sp?) term loan and $40 million of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisitions of Papastavros Imaging, a portion of our digital mammography initiative and our InSight acquisition and working capital.

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                        With the recent increased size of our credit facilities,
which we completed in one of the most challenging credit markets in recent history, we believe that our current capital structure provides us sufficient financial flexibility to effectively execute our growth plans in near term. Additionally, the difficult credit market has significantly impacted the access to capital of our competitors, especially small operators. We believe this will result in further opportunity for us in the future.

                        We continue to investigate recapitalization opportunities for us to lower our cost of capital. As most of those on this call know all too well, the capital markets remain challenged within the worlds of both the equity and debt markets. As such, we continue to monitor the markets closely in order to capitalize on financing windows that may be favorable to us.

                        That would have concluded Mark's, Stolper's remarks. In conclusion, before we turn over for questions, I'd like to say that we remain optimistic, enthusiastic about RadNet's future. We've accomplished a great deal in a short time. Our focus in the third and fourth quarters will be primarily on maximizing the benefit from our recent initiatives and investments. Additionally, as the year progresses, we will continue to look for ways to optimize our capital structure. We remain interested in ways in which we can lower our cost of capital, provide capital for expansion and increase our operating and financial flexibility. We continue to dialogue with GE and other financial advisors regarding capital opportunities.

                        Operator, we are now ready for the question and answer portion of the call.

OPERATOR:               Thank you. The question and answer session will be
conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone. If you're using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Please limit yourself to one question. Again, if you have any questions, please press star, one now.

                        And we'll take our first question with Art Henderson with Jefferies & Company. Please go ahead.

ART HENDERSON:          Hi, good morning. Howard, could you talk a little bit
more about the recent neurosciences acquisition and the opportunity there, as well as giving us an update on the, or you know, any sort of early status on the BreastLink operations?

DR. HOWARD BERGER:      Yes, thank you, Art. The neurosciences acquisition we
consider to be very important in our mid-Atlantic and particularly the Delaware strategy. The acquisition involved a center which has two state-of-the-art MRI scanners; it has been open for about three years and, which was owned and operated by a group of neurologists and neurosurgeons in the Delaware market. We have added to our physician staff in that market, one of the more respected neuroradiologists in the Washington DC, Delaware market, who is now the medical

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director at that institute. The benefit here was that we've upgraded substantially our specialty capabilities in MRI with a particular benefit or capabilities in neuroradiology and ENT radiology. This center was approximately one mile from one of our multi-modality centers, which had over equipment and would otherwise have needed upgrading, so we will eliminate that. That investment could have been easily as much as $1 million for the new equipment that we would have otherwise needed to spend.

                        But more importantly, we now have what we think are expanded capabilities, both in terms of access as well as very committed relationship with a large neurology/neurosurgical group that is expanding rapidly to accommodate the demands in that market, which extend well beyond the borders of the Delaware state line. In addition, as I mentioned, we will be upgrading to PET/CT scanning. We think that the future for PET neuro imaging, particularly for detecting, early detection of Alzheimer's and other degenerative brain diseases will be very important in the near future.

                        In regards to the RadNet BreastLink, that is the breast cancer comprehensive center that we expanded in Orange County with the addition of breast surgeons and breast oncologists. The operation has been very positively received by our patients in the community. In Orange County and the west Los Angeles area where the two centers are, we are further looking into some important relationships with payors that we will believe set a new paradigm for the management of breast cancer, as well as ways that we are getting more and more familiar with to reduce and some of our operational cost. We've already received inquiries from other areas here in southern California that are very excited about this particular model which we think has some unique expansion opportunities in associated with, in association with some of our centers which specialize in doing mammography and which we believe could readily be expanded to incorporate the breast oncology capabilities that we are refining our skills for down in Orange County. I don't expect to see a lot of that this year, but certainly going into 2009, I believe that will, those opportunities will begin to emerge more prominently here as the benefits to the patients and payors become more and more obvious.

ART HENDERSON:          Okay. That's helpful. And if I could slip in one more
question for you, obviously you had a very strong revenue quarter. Your guidance is 470 to 500. If we take, basically flat line the remainder of the year at what you did in the second quarter, add it up to what you did in the first quarter, it looks like you're at the high end of your revenue guidance. Is there something that we need to be thinking about from a seasonality factor in Q3 or Q4 that would cause the revenue to soften or not go up as much as it should on a, or I think it would on a trajectory level?

DR. HOWARD BERGER:      Other than the fact that the third quarter sometimes is
challenged with vacation schedules and the fourth quarter might have some impact towards the end of the year because of the Christmas holidays, nothing that we're seeing gives us any concern about the ability for us to reach the revenue guidance that we have directed you towards. There is some seasonality but it certainly shouldn't have a material impact in the revenue guidance that we've given, Art.

ART HENDERSON:          Okay, great. Thanks very much.

OPERATOR:               And we'll take our next question with Rob Mains with
Morgan Keegan. Please go ahead.

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ROB MAINS:              Thanks. Howard, one number I missed; I didn't write fast
enough. The number of scans that you did this year? It was 700 and something.

DR. HOWARD BERGER:      I got to go back to my notes here; I think it was
771,000 I believe. Yes, the number of scans that we performed in the quarter was 771,374.

ROB MAINS:              Okay, thanks. And then a couple of numbers questions. I
know that without Mark there, you might not know the answer to it but I'll try. I heard you say that the deferred financing fees would go into the interest expense line and that the impairment goes against DNA. You also had this settlement, the $693,000 settlement; when you provide, you know, your breakdown that you typically do, you know, when the queue comes out between (inaudible) professional rating (sp?) fees in G&A, is that going to be a G&A type item?

DR. HOWARD BERGER:      Which one?

ROB MAINS:              The settlement that you did, that you had? The, for the
litigation, the 693,000?

DR. HOWARD BERGER:      Yes, I believe so.

ROB MAINS:              Okay. And then a bigger picture with the same stores,
you saw a pretty nice increase from the first quarter to the second. I know there's some seasonality but, you know, that should get kind of, you know, (inaudible) that should come out in the wash when you do a same store calculation. You talked about some of the pressures that you're seeing from the smaller providers. Is what we're seeing, is it kind of, do you feel it's volumes that are just finding their way to you because other providers that might have been around a year ago aren't there? Or do you think it's better execution on your part of capturing the available market?

DR. HOWARD BERGER:      I think it's better execution at this point in time. We
haven't seen a dramatic reduction in scan, scanner capacity at this point in time, and I believe that that will happen probably as we go later and deeper into the year and the beginning of next year. But I think at this point, part of the increase is really just better execution, along with the investment that we've made in our centers to upgrade facilities and improve our, the fleet of equipment that we have which gives us a better ability to access some of the backlog of patient demands and, that we have, as well as applications that the upgraded equipment is capable of doing today that we might not have been able to a couple of years ago, or excuse me, about a year or so ago or two years ago.

ROB MAINS:              Got you. Thank you.

OPERATOR:               And we'll take our next question with Darren Lehrich
with Deutsche Bank. Please go ahead.

DARREN LEHRICH:         Thanks. I do have two questions, one related to capital
structure; the other just related to some of the investments you've been making on the mammo on PET side. I guess just first on the capital structure, I know, Howard, you and the team are sensitive to diluting shareholders. I guess I just want to explore management's tolerance, you know, even at these levels for raising equity? You know, it seems like there may be somewhat of a chicken and egg here, despite the fact that your stock price isn't probably where it should be. I guess I just wanted to get your off-the-cuff remarks in response to that related to your capital structure and the potential for an equity raise, even at these levels?

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DR. HOWARD BERGER:      Well, I think we would look at opportunities, Darren,
for anything that we felt makes sense. Part of the opportunities to look at, equity capital would also somewhat depend on opportunities that we think we would need that equity for in the way of further expansion opportunities, number one; number two to potentially help provide some delivering which could then potentially get us a lower cost of funds if we were looking at recapitalization.

DARREN LEHRICH:         Okay. And then if I just maybe just explore a little bit
the PET/CT and mammo investments that you made, if there's any way at all you can maybe just share with us some of the productivity metrics that you track? And I don't know if you have any in front of you, Howard, but maybe just share your thoughts on what kind of productivity levels you're, you are seeing in terms of scans per day or whatever metric you may track in those two areas and kind of where you think you're headed?

DR. HOWARD BERGER:      Well, the best example that I can give you of that is
what we've looked at in the way of metrics for digital mammography in the Maryland market where we had no digital mammography at the end of the fourth quarter and, of '07 and where we've now completed that. During the second quarter, we looked at both reimbursement and volumes in the Maryland market, and we were able to track all of our payors and recognize about a $50 increase in the reimbursement for digital mammography over analog mammography. And we were up about 12% in volume comparing the run rate for the mammography we did in the second quarter compared to last year's total volume. So the benefits that we had hoped to get, both on reimbursement and throughput, have indeed been achieved according to the expectations we had when we initially made that investment.

                        Using specific numbers in volume, last year we did about 225,000 mammograms in the State of Maryland. This year we're on track to do about 250,000 mammograms, so not only did we get the benefit of increased reimbursement, but we also have achieved the increased revenue from the improved throughput that we got on digital mammography. Somewhat longer term, we will also get a benefit from decreased cost as a result of that investment due to reduction of film and film handling. So we're very, very pleased with the decision that we made to invest in the digital mammography program.

DARREN LEHRICH:         That's great. And anything to share at all by way of
example in, on the PET/CT side? I know you've made some investments there; maybe just in, update us, if you would, on how many PET/CT units you have in service today and where you think you might be by the end of this year?

DR. HOWARD BERGER:      Yes. I really, I'd be guessing if I said that. We
really, I think, don't have any more PET/CTs in service today than we did in the first quarter, at least that I can think of; maybe one more, Darren. And presently I think we only are anticipating one further PET/CT going into service between now and the end of the year. We're pleased with the progress that we're tracking in our existing PET/CT scanners, but at this point in time, we're comfortable with that deployment.

DARREN LEHRICH:         Great. Thanks very much.

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OPERATOR:               And we'll take our next question with Gary Lieberman
with the Stanford Group. Please go ahead.

GARY LIEBERMAN:         Yes, good morning. I was hoping maybe you could talk a
little bit about the consolidation that you've seen in your markets and how it's progressed. Has it gone sort of at the rate you expected, faster or slower, and kind of what you're looking at, you know, maybe over the next quarter or month?

DR. HOWARD BERGER:      You know, I think, we're not seeing a lot of
consolidation in our markets as yet. I think there are a number of operators our there that have senators, that have centers that are on the edge and that are available, but we're not always interested in centers just for the sake of acquiring more centers. And I think some of those operators will probably wind up folding up some of their operations or being consolidated with other operators. But in our given markets, given that we're the dominant player, there really isn't a lot of other consolidators that they could look towards, and I'm speaking mostly about our upper New York and out in, the area just outside of New York, Maryland, Delaware and California. So unless we're the ones doing the consolidating, I don't believe we're going to see that many transactions in those markets.

                        That being said, I have been made aware of a couple of operators that have filed for bankruptcy here in California. What happens with those centers, we're not interested in them, but what happens with those centers is somewhat up for grabs at this point in time. But I think that we will be seeing more and more of this probably if not by the end of this year, the beginning of 2009.

GARY LIEBERMAN:         Okay. And then maybe just a quick follow-up. You've
talked in the past about, you know, perhaps seeing a little bit of benefit from some of your negotiations with payers and some of your market share. Can you just give us an update in terms of, you know, where you are on that front?

DR. HOWARD BERGER:      Yes. We're in discussions constantly with payors in our
major markets, California and New York, Maryland about pricing as we go into the future. None of the conversations that we're having are about decreasing reimbursement. Whether or not we get increased reimbursement, you know, is really open for discussion at this point in time, but certainly we expect to see more business from a lot of these payors as we continue our dominance of the market, as well as a, you know, a realization that pricing adjustments are something that we are seriously considering.

GARY LIEBERMAN:         Okay, great. Thanks a lot.

OPERATOR:               And we'll take a follow-up from Art Henderson with
Jefferies & Company. Please go ahead.

ART HENDERSON:          Howard, just to go back on Darren's question earlier, I
mean it seems to me like, you know, business is going very well here; everything seems operationally to be running on all cylinders. You have the stock, you know, is radically undervalued in my opinion, and it seems to stem from the capital structure issues. I just wanted, just to understand real quick, would you or are you considering raising straight equity in this environment at this price? Or is it something different? I mean could you put some arms around, put your, give us some detail around that issue, if you can?

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DR. HOWARD BERGER:      Yes, I don't think I can at this point, Art. We're, you
know, we're certainly going to review all of our options but, you know, nothing at the present time is anything that I feel comfortable discussing.

ART HENDERSON:          But it, is it, could you give us a sense of timing? Is
this something that you would consider doing something financing-wise within the next three months? Or is it something much farther out?

DR. HOWARD BERGER:      Well I think part of that may wind up being, you know,
what happens to the credit markets. Partially the decision to do some refinancing is certainly out of our hands given the circumstances surrounding the credit markets which do not appear to be really improving significantly at all. So the only way, you know, potentially for us given the current circumstances to de-lever, which would wind up being a means to perhaps tap into less expensive debt, would be an equity raise. But, again, at this point in time, until I think we've really explored these in more detail and looked at the consequences of continuing with the current capital structure versus other alternatives, I don't think at this point there's anything more I can say about that, Art.

ART HENDERSON:          Okay. Okay, that's fair. One question for you, could
you, do you happen to have what your sort of blended interest rate is at the moment on your debt?

DR. HOWARD BERGER:      I believe it's a little over 10%. I think it's probably
about 10.3% is what I think Mark has told me. But we can do a follow-up with you.

ART HENDERSON:          Okay.

DR. HOWARD BERGER:      On that, Art, when...

ART HENDERSON:          Okay, great.

DR. HOWARD BERGER:      When Mark's available.

ART HENDERSON:          All right. Thank you, Howard.

DR. HOWARD BERGER:      Thank you.

OPERATOR:               And we'll take another follow-up with Rob Mains, and
this is our final question. Please go ahead.

ROB MAINS:              Thanks. On operating cash flow, Howard, could you give
an update on where, you know, we stand in the quarter and where we might be for the rest of the year? The reason I ask about the rest of the year is I recall the first quarter there is an issue that you had some receivables that were associated with some doctors who had to get re-credentialed. Just wanted to know whether you've caught all that up or whether there's going to be more operating cash flow coming in, maybe third quarter or fourth quarter?

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

DR. HOWARD BERGER:      Yes, we've caught up with some of that. We, it's a
constant process in our business here that we have what we call credentialing holds. When we buy a new center and have to apply for new provider numbers for the physician groups because we're not purchasing their accounts receivable, we have to go through that process, which is a rather lengthy one. And in the case, particularly of some recent acquisitions we've done out here in California, we are experiencing that process, but I think this will just be a normal part of our business that we're going to have to live with given, you know, the nature of the credentialing process, primarily for Medicare which requires re-credentialing when you bill under a new provider name.

                        That being said, there is significant credential holds still, some of which were there in the first quarter or end of the fourth quarter and now we have caught up with that, but it's been replaced by new ones and then some that we look towards the end of the year to potentially, you know, unblock those credentialing holds. So we would expect the cash flow from those credential holds to improve significantly, probably in the fourth quarter.

ROB MAINS:              Okay, and I can't remember if you gave this and I missed
it, what operating cash flow was just in this quarter?

DR. HOWARD BERGER:      You know, I'd have to defer that to Mark, so I'll have
him follow-up with you on that.

ROB MAINS:              Okay. Great, thanks.

OPERATOR:               And this does conclude our question and answer session.
I'd like to turn it back over to management for any additional or closing remarks.

DR. HOWARD BERGER:      Well thank you all for joining us again, and we will
look forward to talking with you again after the announcement of our third quarter results. The Company remains very enthusiastic and optimistic about the future, not only of our Company but opportunities within the imaging space which remains very dynamic, challenging and an enormous paradigm shift. Thank you all and, again, congratulations to Mark and his wife, Tracy.

OPERATOR:               Once again, ladies and gentlemen, this does conclude
today's question and answer, I mean today's conference. We thank you for your participation. You may now disconnect.



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